                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                         THE WET SEAL, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
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         -----------------------------------------------------------------------
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
                               THE WET SEAL, INC.
                                 26972 BURBANK
                        FOOTHILL RANCH, CALIFORNIA 92610

                                                                     May 4, 1999

Dear Stockholder:

    You are cordially invited to attend the Annual Meeting of Stockholders of The Wet Seal, Inc. to be held at the Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California 92626, at 10:00 a.m., on Wednesday, June 9, 1999.

    During the Annual Meeting the matters described in the accompanying Proxy Statement will be considered. In addition, there will be a report regarding the progress of the Company and there will be an opportunity to ask questions of general interest to you as a stockholder.

    I hope you will be able to join us at the Annual Meeting. Whether or not you expect to attend, you are urged to sign and return the enclosed proxy card in the envelope provided in order to make certain that your shares will be represented at the Annual Meeting.

                                          Sincerely,

                                                 [SIGNATURE]

                                          Irving Teitelbaum
                                          CHAIRMAN OF THE BOARD

                               THE WET SEAL, INC.
                                 26972 BURBANK
                        FOOTHILL RANCH, CALIFORNIA 92610

                            ------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                                  JUNE 9, 1999
                                   10:00 A.M.

                             ---------------------

    Notice is hereby given that the Annual Meeting (the "Annual Meeting") of Stockholders of The Wet Seal, Inc. (the "Company") will be held at the Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California 92626, on Wednesday, June 9, 1999 at 10:00 a.m. to consider and vote upon:

    1. Election of a Board of Directors consisting of nine directors. The attached Proxy Statement, which is part of the Notice, includes the names of the nominees to be presented by the Board of Directors for election.

    2. Approval of an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Preferred Stock, par value $.01 per share, from 2,000,000 shares to 5,000,000 shares and the number of authorized shares of Class A Common Stock, par value $.10 per share, from 20,000,000 shares to 50,000,000 shares.

    3. Ratification and approval of the performance bonus award and incentive bonus award to the Vice Chairman and Chief Executive Officer of the Company to qualify such awards under Section 162(m) of the Internal Revenue Code of 1986, as amended.

    4. Ratification and approval of the performance bonus award and incentive bonus award to the President and Chief Operating Officer of the Company to qualify such awards under Section 162(m) of the Internal Revenue Code of 1986, as amended.

    5. Ratification of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year 1999.

    6. To transact such other business as may properly come before the Annual Meeting.

    The Board of Directors has fixed the close of business on April 26, 1999 as the record date for determination of stockholders entitled to notice of, and to vote, at the Annual Meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the Annual Meeting, during normal business hours, at the office of the Company for a period of ten days prior to the Annual Meeting.

    To assure that your shares will be represented at the Annual Meeting, please sign and promptly return the accompanying proxy card in the enclosed envelope. You may revoke your proxy at any time before it is voted.

                                          By Order of the Board of Directors,

                                                 [SIGNATURE]

                                          Stephen Gross
                                          SECRETARY

Dated: May 4, 1999

                               THE WET SEAL, INC.
                                 26972 BURBANK
                        FOOTHILL RANCH, CALIFORNIA 92610

                            ------------------------

                                PROXY STATEMENT
                                  JUNE 9, 1999

                            ------------------------

    This Proxy Statement is furnished by the Board of Directors of The Wet Seal, Inc., a Delaware Corporation (the "Company"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders to be held at the Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California on Wednesday, June 9, 1999 beginning at 10:00 a.m. and at any adjournments thereof. The Annual Meeting has been called to consider and vote upon the election of nine directors; an increase in the number of authorized shares of the Company's Preferred Stock and Class A Common Stock; to ratify and approve the performance bonus award and incentive bonus award to the Vice Chairman and Chief Executive Officer of the Company and to the President and Chief Operating Officer of the Company to qualify such awards under Section 162(m) of the Internal Revenue Code of 1986, as amended; to ratify the Board of Directors' nomination of Deloitte & Touche LLP as the Company's independent auditors; and to consider any other business as may properly come before the Annual Meeting. This Proxy Statement and the accompanying proxy are being sent to stockholders of record on or about May 4, 1999.

                             VOTING BY STOCKHOLDERS

    Only holders of record of the Company's common stock, at the close of business on April 26, 1999, are entitled to receive notice of, and to vote at, the Annual Meeting. On that date, there were 10,733,386 shares of the Company's Class A Common Stock, $.10 par value, and 2,912,665 shares of the Company's Class B Common Stock, $.10 par value, issued and outstanding. Of the 10,733,386 shares of Class A Common Stock, 1,327,000 shares are currently held as Treasury Stock and thus not entitled to vote. Class A Common Stock is entitled to one vote per share and, while both the Class A and Class B vote together as a single Class, the Class B Common Stock is entitled to two votes per share. However, with respect to the vote to amend the Company's Certificate of Incorporation to increase the number of authorized shares of Class A Common Stock, the holders of Class A Common Stock shall vote as a separate class. According to the Company's Restated Certificate of Incorporation, stockholders may not cumulate their voting rights. Thus, the holders of a plurality of the shares voting at the Annual Meeting will be able to elect all of the directors. The approval of item 2 will require the affirmative vote of the majority of the outstanding shares of the Company entitled to vote thereon and, with respect to the increase in the number of authorized shares of Class A Common Stock, the affirmative vote of the majority of the outstanding shares of Class A Common Stock entitled to vote thereon, voting together as a separate class. The ratification and approval of items 3 through 5 will require the affirmative vote of holders of a majority of the Common Stock entitled to vote thereon present in person or by proxy at the Annual Meeting.

    The shares represented by each properly executed unrevoked proxy received in time for the Annual Meeting will be voted in accordance with the instructions specified therein, or, in the absence of instructions, FOR items 1 through 5, and will be voted in accordance with the discretion of the proxies upon all other matters which may properly come before the Annual Meeting. Any proxy received by the Company may be subsequently revoked by the stockholder any time before it is voted at the meeting either by delivering a subsequent proxy or other written notice of revocation to the Company at its above address or by attending the meeting and voting in person. Pursuant to Delaware law, abstentions are treated as present and entitled to vote and thus have the effect of a vote against the matter. A broker non-vote on a matter is considered not entitled to vote on that matter and thus is not counted in determining whether a matter requiring approval of a majority of the shares present and entitled to vote has been approved or whether a majority of the vote of the shares present and entitled to vote has been cast.

                             ELECTION OF DIRECTORS

DIRECTORS

    The Company's Bylaws give the Board the power to set the number of directors at no less than three nor more than fifteen. The size of the Company's Board is currently set at nine. The directors so elected will serve until the next Annual Meeting of Stockholders. Nine directors are to be elected at the Annual Meeting to be held on June 9, 1999. All of the nominees are currently directors of the Company. The Board knows of no reason why any nominee for director would be unable to serve as a director. In the event that any of them should become unavailable prior to the Annual Meeting, the proxy will be voted for a substitute nominee or nominees designated by the Board of Directors, or the number of directors may be reduced accordingly.

    The following table sets forth information regarding the nominees for director:

NAME AND AGE                                              PRINCIPAL OCCUPATION AND BACKGROUND
-------------------------------------  --------------------------------------------------------------------------

George H. Benter, Jr.................  Mr. George H. Benter, Jr. has been a director of the Company since 1990.
Age: 56                                  Since May 1992, Mr. Benter has been President, Chief Operating Officer and a director of City National Bank. From 1965 until April 1992, Mr.
                                         Benter worked in various capacities with Security Pacific Corporation, culminating in the position of Vice Chairman. Prior to that time he held various positions with Security Pacific National Bank. He is also a director of Whittaker Corporation and The Seeley Company, a privately held commercial real estate brokerage service company.

Kathy Bronstein......................  Ms. Kathy Bronstein was appointed the Company's Vice Chairman of the Board
Age: 47                                  in March 1994. Since March 1992, she has also served as the Company's
                                         Chief Executive Officer. From March 1992 to March 1994, she was the
                                         Company's President. From January 1985 through March 1992, Ms. Bronstein was Executive Vice President and General Merchandise Manager and a
                                         director of the Company. Ms. Bronstein's primary responsibilities include formulating and directing the Company's expansion and overall merchandising and marketing strategies.

Stephen Gross(1).....................  Mr. Stephen Gross has been the Secretary and a director of the Company
Age: 53                                  since June 1984. Mr. Gross co-founded Suzy Shier Limited. Since 1967, he has been a director and an officer of Suzy Shier Limited, having served as President, Assistant Secretary and Treasurer since 1976. He has also been the General Merchandise Manager of Suzy Shier Limited since 1974.
                                         Mr. Gross also serves as President of Irwel Management Services Inc., a management consulting firm established in 1975.

Walter F. Loeb.......................  Mr. Walter F. Loeb has been a director of the Company since May 1993. He
Age: 74                                  is President of Loeb Associates Inc., a New York-based retail consultancy company that has served a variety of domestic and international companies since its founding in February 1990. Mr. Loeb is also the publisher of "Loeb Retail Letter," a monthly analysis of the retail industry. He currently is a director of Federal Realty Investment
                                         Trust, Gymboree Corporation, Hudson's Bay Company, Mothers Work and The
                                         Warnaco Group, Inc.

NAME AND AGE                                              PRINCIPAL OCCUPATION AND BACKGROUND
-------------------------------------  --------------------------------------------------------------------------
Wilfred Posluns......................  Mr. Wilfred Posluns has been a director of the Company since 1990. He is
Age: 66                                  Managing Director of Cedarpoint Investments, Inc., a Toronto-based venture capital company. Mr. Posluns was the Chairman of the Board of
                                         Directors and Chief Executive Officer of Dylex Limited from July 1988 to
                                         August 1995 and President from 1976 through 1990. He was a member of the
                                         Board of Directors of Dylex Limited from 1966 to August 1995. On January
                                         11, 1995, Dylex Limited filed for court protection under the Companies'
                                         Creditors Arrangement Act and emerged from protection under such Act in
                                         1995. Mr. Posluns is a director of Radiology Corporation of America.

Gerald Randolph......................  Mr. Gerald Randolph has been a director of the Company since July 1989.
Age: 80                                  Mr. Randolph is a chartered accountant in Canada. He has been engaged in an outside professional capacity by Suzy Shier Limited from its inception in 1967, having served as its independent auditor, until July
                                         1989 when he was appointed Chief Financial Officer and a director of
                                         Suzy Shier Limited.

Alan Siegel..........................  Mr. Alan Siegel has been a director of the Company since 1990. Mr. Siegel
Age: 64                                  has been a partner in the law firm of Akin, Gump, Strauss, Hauer & Feld,
                                         L.L.P., which provides legal services to the Company, since August 1995.
                                         He is also a director of Thor Industries, Inc., Ermenegildo Zegna
                                         Corporation and Ascent Asset Management Advisory Services, Inc.

Irving Teitelbaum(1).................  Mr. Irving Teitelbaum has been Chairman of the Board and a director of the
Age: 60                                  Company since June 1984. Mr. Teitelbaum is the co-founding President (in
                                         1967) and current Chairman and Chief Executive Officer of Suzy Shier
                                         Limited, a Canadian public company listed on the Toronto and Montreal
                                         Stock Exchanges, retailing women's apparel and lingerie in over 460 stores in Canada. Mr. Teitelbaum also serves as President of First
                                         Canada Management Consultants Limited, a management consulting firm.

Edmond Thomas........................  Mr. Edmond Thomas was appointed the Company's President in March 1994.
Age: 45                                  Since June 1992, he has also served as the Company's Chief Operating
                                         Officer. His responsibilities include overseeing store operations, real estate, finance, management information systems, marketing, store construction, the central distribution center and catalog. Mr. Thomas became a director of the Company in August 1992. Prior to joining the
                                         Company, from May 1991 through June 1992, Mr. Thomas was President and
                                         Chief Operating Officer and a director of Domain, Inc., a Boston-based upscale home furnishings retailer.

------------------------

(1) Mr. Teitelbaum and Mr. Gross are brothers-in-law.

                               EXECUTIVE OFFICERS

    The executive officers of the Company who are not also directors are set forth below:

NAME AND AGE                                              PRINCIPAL OCCUPATION AND BACKGROUND
------------------------------------  ---------------------------------------------------------------------------
Barbara Bachman
  Age: 49...........................  Ms. Barbara Bachman has been the Company's Vice President of Store
                                        Operations since December 1994. In November 1998, Ms. Bachman was promoted to Senior Vice President of Store Operations. From 1982 to 1994,
                                        she served as Vice President of Stores Operations with Contempo Casuals.
                                        She previously held various other positions with Contempo Casuals, including Regional Director of Stores from 1979 to 1982, District Manager from 1977 to 1979, and Store Manager from 1976 to 1977.
Cecilia Gasgonia
  Age: 38...........................  Ms. Cecilia Gasgonia has been the Director of Merchandise Planning since joining the Company in February 1994. She was appointed Vice President of
                                        Merchandise Planning and Distribution in June 1995. From 1987 to January
                                        1994, Ms. Gasgonia was Director of Merchandise Planning with Clothestime, a junior retail chain.
Sharon Hughes
  Age: 39...........................  Ms. Sharon Hughes has been employed by the Company since May 1990. Since
                                        March 1994, she has served as the Vice President of Merchandising. From
                                        May 1990 to March 1994 she served as a Merchandise Manager. From 1983 to
                                        April 1990, Ms. Hughes was employed by Saturday's, a chain of clothing stores, in various capacities, the most recent of which was General
                                        Merchandise Manager.
Ann Cadier Kim
  Age: 41...........................  Ms. Ann Cadier Kim has been employed by the Company since January 1986. In
                                        March 1994, she was appointed Vice President of Finance. In November
                                        1998, she was appointed Senior Vice President of Finance. Since December
                                        1993 she has served as the Company's Chief Financial Officer. From
                                        January 1986 to November 1993, Ms. Cadier Kim was the Company's
                                        Controller. From September 1982 to August 1985, she was employed by
                                        Touche Ross & Co., as an audit senior. Ms. Cadier Kim is a certified public accountant.

    The Board of Directors met or took action by written consent eight times in the fiscal year ended January 30, 1999. Each of the directors attended at least 75% of the Board of Directors meetings and their respective committee meetings.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Company has an Executive Committee consisting of Irving Teitelbaum, Kathy Bronstein and Edmond Thomas. The Executive Committee was formed in April 1990. Its primary responsibility is to oversee the execution of lease commitments made by the Company between meetings of the Board of Directors.

    The Company has an Audit Committee consisting of Gerald Randolph (Chairman), George H. Benter, Jr. and Wilfred Posluns. The Audit Committee is responsible for reviewing, as it shall deem appropriate, and recommending to the Board of Directors internal accounting and finance controls for the Company and accounting principles and auditing practices and procedures to be employed in the preparation and review of the Company's financial statements. The Audit Committee is also responsible for recommending to the Board of Directors independent public accountants to audit the annual financial statements of the Company and scope of the audit to be undertaken by the accountants.

    The Company has no nominating committee. Nominations are proposed by the Executive Committee of the Board.

    The Company has a Compensation Committee consisting of Irving Teitelbaum, Wilfred Posluns and George H. Benter, Jr. The Compensation Committee is responsible for establishing general compensation policies and specific compensation levels for the Company's executive officers. Effective April 1999, the Compensation Committee has created an Incentive Compensation Subcommittee consisting of Wilfred Posluns and George H. Benter, Jr. to address all issues before the Compensation Committee that require decisions by directors who qualify as outside directors under Section 162(m) of the Internal Revenue Code of 1986, as amended, and as non-employee directors under Section 16(b) of the Securities Exchange Act of 1934, as amended. See "Report of the Compensation Committee on Executive Compensation."

    The Company has an Option Committee consisting of Walter F. Loeb and George
H. Benter, Jr. The Option Committee is responsible for granting stock options to executive officers and other key employees whose contributions are considered important to the long-term success of the Company pursuant to the Company's long-term incentive plans.

    During the fiscal year ended January 30, 1999, the Executive Committee met or took action by written consent eight times, the Compensation Committee met or took action by written consent one time, the Audit Committee met or took action by written consent three times and the Option Committee met or took action by written consent four times.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

EXECUTIVE COMPENSATION

    The following table sets forth the compensation (cash and non cash) for the Chief Executive Officer and the four other most highly compensated executive officers ("named executive officers") who earned in excess of $100,000 per annum during any of the Company's last three fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM COMPENSATION AWARDS
                                                                                             -----------------------------
                                                  ANNUAL COMPENSATION                                          SECURITIES
                            ---------------------------------------------------------------    RESTRICTED      UNDERLYING
NAME AND                                                                OTHER ANNUAL              STOCK          STOCK
  PRINCIPAL POSITION        FISCAL YEAR   SALARY($)    BONUS($)      COMPENSATION($)(1)       AWARDS($)(2)     OPTIONS(#)
--------------------------  -----------  -----------  ----------  -------------------------  ---------------  ------------
Kathy Bronstein...........        1998      742,159    1,477,097(3)            --                  63,612          --
  Vice Chairman and               1997      682,418    1,271,375(4)            --                  59,982         120,000
  Chief Executive                 1996      633,171      917,560(5)            --                  42,303          --
  Officer

Edmond Thomas.............        1998      592,878      844,055(3)            --                  51,369          --
  President and Chief             1997      563,627      726,500(4)            --                  49,806         120,000
  Operating Officer               1996      566,853      524,320(5)            --                  37,010          --

Barbara Bachman...........        1998      187,731       40,000(3)            --                  17,042          10,000
  Senior Vice President           1997      176,423       40,000(4)            --                  16,381          10,000
  of Store Operations             1996      166,211       20,000(5)            --                  12,276          --

Sharon Hughes.............        1998      179,808       25,000(3)            --                  14,346          --
  Vice President of               1997      181,730       90,813(4)            --                  17,614          10,000
  Merchandising                   1996      138,768       20,000(5)            --                   9,700          --

Ann Cadier Kim............        1998      165,000       40,000(3)            --                  14,346          10,000
  Senior Vice President           1997      150,000       30,000(4)            --                  13,210          10,000
  of Finance                      1996      140,951       20,000(5)            --                   9,881          --


NAME AND                         LTIP            ALL OTHER
  PRINCIPAL POSITION          PAYOUTS($)      COMPENSATION($)
--------------------------  ---------------  -----------------
Kathy Bronstein...........        --                53,465(6)
  Vice Chairman and               --               222,555(7)
  Chief Executive                 --                --
  Officer
Edmond Thomas.............        --                33,517(6)
  President and Chief             --                49,062(7)
  Operating Officer               --                --
Barbara Bachman...........        --                --
  Senior Vice President           --                --
  of Store Operations             --                --
Sharon Hughes.............        --                --
  Vice President of               --                --
  Merchandising                   --                --
Ann Cadier Kim............        --                --
  Senior Vice President           --                --
  of Finance                      --                --

------------------------------

(1) While the named executive officers enjoy certain perquisites, for fiscal years 1998, 1997 and 1996 these did not exceed the lesser of $50,000 or 10% of each officer's salary and bonus.

(2) The Company has a stock bonus plan whereby certain employees of the Company receive Class A Common Stock in proportion to their salary. The amount of the award is also dependent on the Company's earnings before tax and the stock price on the date of grant. The bonus shares vest at a rate of 33.33% per year on each anniversary of the grant date, and a participant's right to non issued shares is subject to forfeiture if the participant's employment is terminated. Dividends are not paid on stock grant awards until such time as the stock is vested and issued to the executive. Aggregate shares granted under the plan to the named executive officers as of January 30, 1999 are as follows: Ms. Bronstein-- 8,555; Mr. Thomas--8,795; Ms. Bachman--2,439; Ms. Hughes--3,947; and Ms. Cadier Kim--3,412. The aggregate market value at January 30, 1999 of these shares is as follows: Ms. Bronstein--$321,882; Mr. Thomas--$330,912; Ms. Bachman--$91,676; Ms. Hughes--$148,506; and Ms. Cadier
    Kim--$128,377.

(3) Bonus amounts earned in fiscal 1998 were paid to the executives in fiscal 1999.

(4) Bonus amounts earned in fiscal 1997 were paid to the executives in fiscal 1998.

(5) Bonus amounts earned in fiscal 1996 were paid to the executives in fiscal 1997.

(6) Amount represents pay in lieu of vacation for fiscal 1998.

(7) Amount represents pay in lieu of vacation for fiscal 1997 and prior fiscal years back to original date of hire for Ms. Bronstein, fiscal 1985, and for Mr. Thomas, fiscal 1992.

OPTION GRANTS

    The following table sets forth information regarding options granted in 1998 to each of the named executive officers pursuant to the Company's 1996 Long-Term Incentive Plan.

                     OPTION GRANTS IN THE LAST FISCAL YEAR

                                                                                                        POTENTIAL REALIZABLE
                                                                                                          VALUE AT ASSUMED
                                             NUMBER OF                                                    ANNUAL RATES OF
                                            SECURITIES     PERCENTAGE OF                                    STOCK PRICE
                                            UNDERLYING     TOTAL OPTIONS                                  APPRECIATION FOR
                                              OPTIONS       GRANTED TO       EXERCISE OR                   OPTION TERM(2)
                                              GRANTED      EMPLOYEES IN     BASE PRICE ($  EXPIRATION   --------------------
NAME                                        (SHARES)(1)  FISCAL YEAR 1998    PER SHARE)       DATE        5%($)     10%($)
------------------------------------------  -----------  -----------------  -------------  -----------  ---------  ---------
Kathy Bronstein...........................      --              --               --            --          --         --
Edmond Thomas.............................      --              --               --            --          --         --
Barbara Bachman...........................      10,000               8%           19.31      11/18/08     121,440    307,752
Sharon Hughes.............................      --              --               --            --          --         --
Ann Cadier Kim............................      10,000               8%           19.31      11/18/08     121,440    307,752

------------------------

(1) The options granted to Ms. Bachman and Ms. Cadier Kim vest at the rate of 20% per year for the next five years.

(2) Potential realizable value is based on the assumption that the stock price of the Common Stock appreciates at the annual rate shown (compounded annually) from the date of grant until the end of the ten year option term. These numbers are calculated based on the requirements promulgated by the Securities and Exchange Commission and do not reflect the Company's estimate of future stock price performance.

OPTION EXERCISE AND FISCAL YEAR-END VALUES

              AGGREGATED OPTION EXERCISES IN THE LAST FISCAL YEAR
                     AND OPTION VALUES AT JANUARY 30, 1999

                                                                       NUMBER OF
                                                                 SECURITIES UNDERLYING       VALUE OF UNEXERCISED
                                                                 UNEXERCISED OPTIONS AT    "IN-THE-MONEY" OPTIONS AT
                                      SHARES                      JANUARY 30, 1999(#)       JANUARY 30, 1999($)(1)
                                    ACQUIRED ON      VALUE     --------------------------  -------------------------
NAME                                EXERCISE(#)   REALIZED($)  EXERCISABLE  UNEXERCISABLE  EXERCISABLE UNEXERCISABLE
---------------------------------  -------------  -----------  -----------  -------------  ----------  -------------
Kathy Bronstein..................       --            --           80,000        160,000    2,680,000     3,455,000

Edmond Thomas....................       --            --           80,000        160,000    2,680,000     3,455,000

Barbara Bachman..................        4,000       123,000        6,000         20,000      173,750       417,900

Sharon Hughes....................       --            --            2,500         10,000       59,000       236,000

Ann Cadier Kim...................        2,000        47,750        6,000         24,000      160,750       537,650

------------------------

(1) Represents the market value of shares underlying "in-the-money" options on January 30, 1999 less the option exercise price. Options are "in-the-money" at the fiscal year end if the fair market value of the underlying securities on such date exceeds the exercise or base price of the option.

RETIREMENT PLAN

    Irving Teitelbaum, Kathy Bronstein and Edmond Thomas are participants in The Wet Seal, Inc. Supplemental Executive Retirement Plan ("SERP"), an unfunded, nonqualified retirement plan. According to the terms of the SERP, a participant's "Annual Accrued Benefit" shall be $250,000 which may be increased upward, if applicable, based on the "Pre-Tax Profit Percentage" (as defined in the SERP) for the three full fiscal years of the Company preceding the date the participant's service with the Company is terminated, as follows:

                                                                            ANNUAL ACCRUED
3-YEAR AVERAGE PRE-TAX PROFIT PERCENTAGE                                        BENEFIT
-----------------------------------------------------------------------  ---------------------
if 4.25% or greater but less than 4.75%................................       $   300,000
if 4.75% or greater but less than 5.25%................................       $   350,000
if 5.25% or greater but less than 5.75%................................       $   400,000
if 5.75% or greater but less than 7.00%................................       $   450,000
if 7.00% or greater....................................................       $   500,000

    A participant is entitled to receive benefits under the SERP upon his or her Normal Retirement Date (the first day of the month following the date the participant's service with the Company as an officer or executive has terminated, and which occurs at or after the date the participant has attained
22.5 years of service with the Company). A participant may receive an early retirement benefit equal to his or her Annual Accrued Benefit reduced by 1/2 of 1% per month for the number of months his or her retirement precedes his or her Normal Retirement Date. The normal form of benefit is a straight life annuity, ending in the month in which the participant dies. The Annual Accrued Benefit is payable in 12 equal monthly installments a year. The participant may choose to receive the benefit in the form of a 50% joint and survivor annuity. Benefits under the SERP are forfeitable upon a termination of employment for Cause (as defined in the SERP). Benefits under the SERP are provided by the Company on a noncontributory basis.

DIRECTOR COMPENSATION

    All directors who are not directly affiliated with the Company as well as one director who is affiliated receive a fee of $5,000 for each board meeting attended, with a minimum yearly fee of $20,000. All directors are reimbursed for expenses connected with attendance at the meetings of the Board of Directors. An additional fee of $1,000 is paid to non-employee directors for each Audit committee meeting attended.

    All directors who are not directly affiliated with the Company as well as one director who is affiliated were granted stock options of 5,000 shares each in fiscal 1997 pursuant to the Company's 1996 Long-Term Incentive Plan. The options vest at the rate of 20% per year over five years. Two directors who are affiliated with the Company are holders of stock options to purchase 80,000 shares each which were granted in fiscal 1997 pursuant to the Company's 1996 Long-Term Incentive Plan. The options vest at the rate of 25% per year beginning in fiscal 1999.

    All directors, except one, who are not directly affiliated with the Company as well as one director who is affiliated were granted stock options of 10,000 shares each in fiscal 1994 pursuant to the Company's 1994 Long-Term Incentive Plan. One independent director was granted 15,000 options in fiscal 1996. The options vest at the rate of 20% per year over five years.

EMPLOYMENT AGREEMENTS

    KATHY BRONSTEIN

    Kathy Bronstein has served as the Chief Executive Officer of the Company since March 1992. On December 30, 1988, in her former position of Executive Vice President and General Merchandise Manager, Ms. Bronstein entered into an employment agreement with the Company. Under this agreement, as amended, Ms. Bronstein is entitled to a base salary of $550,000 per annum, adjusted annually by a performance bonus of 0.5% ( 1/2 of 1%) of the pre-tax profits of the Company for the preceding fiscal year to the extent this amount exceeds the aggregate cash dividends Ms. Bronstein is eligible to receive on her holdings of the Company's capital stock referable to the same fiscal year. This adjustment is not cumulative and is in lieu of any salary review or cost of living adjustments. Ms. Bronstein also receives an incentive bonus of 3.5% of the pre-tax profits of the Company (as defined in the agreement) for each fiscal year.

    In January 1995, Ms. Bronstein's employment agreement was amended to provide automatic extensions to the term of her employment agreement as well as termination benefits upon the occurrence of certain trigger events. In the event of a trigger event, the employment agreement is terminated and Ms. Bronstein is entitled to receive an immediate payment approximately equal to three years of Ms. Bronstein's current base salary and bonus during the last three fiscal years. Trigger events include a "change in control" AND either (i) Ms. Bronstein's election to resign within 90 days of a material change in Ms. Bronstein's rights and duties or (ii) Ms. Bronstein's termination by the Company without cause. A "change in control" means (i) the disposition or conversion by a Class B stockholder (other than Ms. Bronstein) of a majority of that stockholder's Class B shares or (ii) the acquisition of more than 50% of the voting power in a Class B stockholder or the ability to control the disposition or voting of a Class B stockholder's shares AND a majority of the Board of Directors of the Company ceases to be those in office two years prior to the change in control ("Continuing Directors") or those elected by a majority of other Continuing Directors. In addition, upon a change in control (regardless of the termination of the employment agreement), Ms. Bronstein's stock options become immediately exercisable. In the event that the total payments made to Ms. Bronstein upon the occurrence of a trigger event result in "excess parachute payments" under the Internal Revenue Code of 1986, as amended, the Company would be obligated to pay the excise tax due on such amount and any income tax obligations arising from reimbursement of any such excise taxes.

    Ms. Bronstein's agreement expires on January 30, 2004. The agreement automatically extends for an additional year on the first day of each subsequent fiscal year. These automatic extensions may be terminated by either party at any time upon prior written notice. She has agreed not to compete with the Company during the term of her employment and for a period of two (2) years thereafter. She is provided with a car by the Company.

    In April 1999, Ms. Bronstein's employment agreement was further amended to provide that, commencing with fiscal year 1999, if stockholder approval is not obtained with respect to the Bonus Awards granted to Ms. Bronstein under her employment agreement then the performance bonus adjustment and the incentive bonus (or portion thereof) will not be paid to Ms. Bronstein to the extent that the aggregate remuneration (including but not limited to the base salary, performance bonus adjustment and incentive bonus) otherwise payable under the employment agreement exceeds $1,000,000. (See Proposal #3.)

    The Company has obtained "key man" life insurance in the amount of $3.0 million payable to the Company in the event of Ms. Bronstein's death while employed by the Company.

    EDMOND THOMAS

    Edmond Thomas has served as the Company's President and Chief Operating Officer since March 17, 1994. On June 22, 1992, in his former position of Executive Vice President and Chief Operating Officer, he entered into an employment agreement with the Company. Under this agreement, as amended, Mr. Thomas is entitled to a base salary of $550,000 per annum plus an annual performance bonus adjustment of .50% ( 1/2 of 1%) of the pre-tax profits of the Company for the preceding fiscal year to the extent this amount exceeds the aggregate cash dividends Mr. Thomas is eligible to receive on his holdings of the Company's capital stock referable to the same fiscal year. This adjustment is non cumulative and is in lieu of any salary review or cost of living adjustments. Mr. Thomas also receives an incentive bonus of 2% of the pre-tax profits of the Company (as defined in the agreement) for each fiscal year.

    In January 1995, Mr. Thomas' employment agreement was amended to provide automatic extensions to the term of his employment agreement as well as termination benefits upon the occurrence of certain trigger events. In the event of a trigger event, the employment agreement is terminated and Mr. Thomas is entitled to receive an immediate payment approximately equal to three years of Mr. Thomas' current base salary and bonus during the last three fiscal years. Trigger events include a "change in control" AND either (i) Mr. Thomas' election to resign within 90 days of a material change in Mr. Thomas' rights and duties or (ii) Mr. Thomas' termination by the Company without cause. A "change in control" means (i) the disposition or conversion by a Class B stockholder (other than Ms. Bronstein) of a majority of that stockholder's Class B shares or (ii) the acquisition of more than 50% of the voting power in a Class B stockholder or the ability to control the disposition or voting of a Class B stockholder's shares AND a majority of the Board of Directors of the Company ceases to be those in office two years prior to the change in control ("Continuing Directors") or those elected by a majority of other Continuing Directors. In addition, upon a change in control (regardless of the termination of the employment agreement), Mr. Thomas' stock options become immediately exercisable. In the event that the total payments made to Mr. Thomas upon the occurrence of a trigger event result in "excess parachute payments" under the Internal Revenue Code of 1986, as amended, the Company would be obligated to pay the excise tax due on such amount and any income tax obligations arising from reimbursement of any such excise taxes.

    Mr. Thomas' agreement expires on January 30, 2004. The agreement automatically extends for an additional year on the first day of each subsequent fiscal year. These automatic extensions may be terminated by either party at any time upon prior written notice. He has agreed not to compete with the Company during the term of his employment and for a period of two (2) years thereafter. He is provided with a car by the Company.

    In April 1999, Mr. Thomas' employment agreement was further amended to provide that, commencing with fiscal year 1999, if stockholder approval is not obtained with respect to the Bonus Awards granted to Mr. Thomas under his employment agreement then the performance bonus adjustment and the incentive bonus (or portion thereof) will not be paid to Mr. Thomas to the extent that the aggregate remuneration (including but not limited to the base salary, performance bonus adjustment and incentive bonus) otherwise payable under the employment agreement exceeds $1,000,000. (See Proposal #4.)

    The Company has obtained "key man" life insurance in the amount of $5.0 million payable to the Company in the event of Mr. Thomas' death while employed by the Company.

                             BUSINESS RELATIONSHIPS

MANAGEMENT SERVICES

    In fiscal year ended January 30, 1999, a fee of $375,000, and in each of the fiscal years ended January 31, 1998 and February 1, 1997, a fee of $250,000 was paid to First Canada Management Consultants Limited, a company controlled by Irving Teitelbaum, for the services of Irving Teitelbaum, Chairman of the Board of the Company, and Stephen Gross, Corporate Secretary of the Company, respectively.

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    Irving Teitelbaum, Wilfred Posluns and George H. Benter, Jr. serve as members of the Compensation Committee. Mr. Teitelbaum also serves as Chairman of the Board of the Company.

         REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

    The primary duties of the Compensation Committee include: (i) reviewing the compensation levels of the Company's primary executive officers and certain other members of senior management, (ii) consulting with and making recommendations to the Company's Option Committee regarding the Company's overall policy of granting options and awards under the Company's long-term incentive plans, (iii) monitoring the performance of senior management, and (iv) related matters. A decision to employ any person with an annual compensation of $150,000 or more (or any increase in annual compensation to $150,000 or more) must be approved by the Compensation Committee. The Compensation Committee is comprised entirely of non-employee Directors.

COMPENSATION PHILOSOPHY

    The Company's executive compensation programs are based upon the recognition that The Wet Seal, Inc. competes in a creative industry in which it is critical to stay current with rapidly changing trends and styles. Competition is intense for talented executives who can successfully guide a company in this type of competitive environment. Therefore, the Company's compensation programs are designed to provide total compensation packages that will both attract talented individuals to the Company as well as provide rewards based upon the Company's long-term success.

    With these principles in mind, the Compensation Committee has set forth the following guidelines:

        1. Provide base salaries which are competitive in the retail clothing industry to attract and retain talented individuals;

        2. Provide annual bonuses that are tied to the Company's short-term performance to align the interests of the Company's executives with those of its stockholders; and

        3. Provide long-term incentive benefits which will reward long-term commitment to the Company.

COMPENSATION OF EXECUTIVE OFFICERS

    Base salaries for executive officers are established with a view to the responsibilities of the position and the experience of the individual. Salary levels are also fixed with reference to comparable companies in retail and related trades. The salaries of key executive officers and the incentive plans in which they participate are reviewed annually by the Compensation Committee in light of the Committee's assessment of individual performance, contribution to the Company and level of responsibility.

    The Chief Executive Officer (the "CEO") and the President and Chief Operating Officer are eligible pursuant to their employment agreements (provided the approval of the stockholders is obtained as described below--see Proposals #3 and #4) to receive annual cash bonuses of 3.5% and 2%, respectively, of the Company's pre-tax profit. The Compensation Committee believes that tying annual cash bonuses to the Company's profitability aligns the interests of management with stockholders and encourages intensive efforts to attain and increase profitability. The CEO and the President and Chief Operating Officer of the Company earned cash bonuses in fiscal 1998 in the amounts of $1,477,097 and $844,055, respectively, which were paid in fiscal 1999.

    The Company also maintains an employee stock bonus plan in which the top executives of the Company are eligible to participate. Awards under this plan to executives are calculated by multiplying the Company's fiscal year-end pre-tax profit as a percentage of sales by the executive's base salary and dividing such amount by the price of the Company's Class A Common Stock as of the end of the fiscal year. Grants under the stock bonus plan vest over a period of three years.

    Stock options are granted to executive officers and other key employees whose contributions are considered important to the long-term success of the Company pursuant to the Company's long-term incentive plans. Stock options have historically been granted by the Option Committee on a case-by-case basis based upon the Board's evaluation of an individual's past contributions and potential future contributions to the Company. In granting stock options, the Option Committee takes into consideration the anticipated long-term contributions of an individual to the potential growth and success of the Company, as well as the number of options previously granted to the individual.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    Since March 1992, Kathy Bronstein has served as CEO of the Company. Ms. Bronstein received a base salary of $375,000 in fiscal 1995. In December 1995, Ms. Bronstein's employment agreement was amended to increase her base salary to $550,000. The Compensation Committee deemed this increase appropriate in light of the Company's recent performance and the successful acquisition of the Contempo Casuals chain, which substantially increased the size of the Company. As the Company continues to adapt to a changed environment in the women's retail apparel industry, the Compensation Committee believes that Ms. Bronstein's experience and capabilities will be critical in enabling the Company to remain competitive and profitable. Ms. Bronstein is eligible to receive a non-cumulative annual adjustment (in lieu of a cost of living adjustment) to her base salary of 0.5% of the pre-tax profits of the Company for the preceding fiscal year to the extent this amount exceeds the aggregate cash dividends Ms. Bronstein is eligible to receive on her holdings of Company common stock for the same fiscal year (provided the approval of the stockholders is obtained as described below--see Proposal #3). Ms. Bronstein received such an adjustment in fiscal 1998. See "Executive Compensation and Other Information--Employment Agreements." Ms. Bronstein is also eligible to receive an annual cash bonus pursuant to her employment agreement of 3.5% of the pre-tax profits of the Company for each fiscal year (provided the approval of the stockholders is obtained as described below--see Proposal #3). Under this formula, Ms. Bronstein earned a cash bonus in fiscal 1998 in the amount of $1,477,097, which was paid in fiscal 1999.

LIMITATIONS ON DEDUCTIBILITY OF EXECUTIVE COMPENSATION

    Section 162(m) of the Internal Revenue Code of 1986, as amended, enacted as part of the Revenue Reconciliation Act of 1993, limits the deductibility of compensation paid to certain executive officers of the Company beginning with the Company's taxable year 1994. To qualify for deductibility under Section 162(m), compensation in excess of $1 million per year paid to the Chief Executive Officer and the four other most highly compensated executive officers at the end of such fiscal year generally must be either (1) paid pursuant to a written binding contract in effect on February 17, 1993 or (2) "performance-based" compensation as determined under Section 162(m). In order to be considered "performance-based" for this purpose, compensation must be paid solely on account of the attainment of one or more pre-established performance goals established by a committee of two or more "outside directors," pursuant to an arrangement that has been disclosed to and approved by stockholders. Also, in order for an arrangement to give rise to fully deductible "performance-based" compensation, the terms of the arrangement must preclude the exercise of any discretion in the administration of the plan that would have the effect of increasing compensation paid thereunder.

POLICY WITH RESPECT TO QUALIFYING COMPENSATION DEDUCTIBILITY

    The Company's policy with respect to the deductibility limit of Section 162(m) of the Code generally is to preserve the federal income tax deductibility of compensation paid when it is appropriate and is in the best interest of the Company and its stockholders. However, the Company reserves the right to authorize the payment of non-deductible compensation if it deems that it is appropriate.

                                          The Compensation Committee
                                          Irving Teitelbaum
                                          Wilfred Posluns
                                          George H. Benter, Jr.

                         STOCK PRICE PERFORMANCE GRAPH

    The Performance Graph compares the cumulative stockholder return on the Company's common stock with the return on the Total Return Index for the Nasdaq Stock Market (US) and the Nasdaq Retail Trade Stocks. The Performance Graph assumes $100 invested on January 28, 1994 in the stock of The Wet Seal, Inc., the Nasdaq Stock Market (US) and the Nasdaq Retail Trade Stocks. It also assumes that all dividends are reinvested.

                               PERFORMANCE GRAPH
                         FOR THE WET SEAL COMMON STOCK

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                                  NASDAQ STOCK   NASDAQ RETAIL
DOLLARS      The Wet Seal, Inc.     Market (US)    Trade Stocks
1/28/94*                    100             100             100
1/27/95*                    123              96              90
2/2/96*                     227             137             101
1/31/97*                    619             178             124
1/30/98*                    942             210             144
1/29/99*                   1158             328             176

                                       JANUARY 28,      JANUARY 27,      FEBRUARY 2,      JANUARY 31,      JANUARY 30,
                                          1994*            1995*            1996*            1997*            1998*
                                     ---------------  ---------------  ---------------  ---------------  ---------------
The Wet Seal, Inc..................           100              123              227              619              942
Nasdaq Stock Market (US)...........           100               96              137              178              210
Nasdaq Retail Trade Stocks.........           100               90              101              124              144

                                      JANUARY 29,
                                         1999*
                                     -------------
The Wet Seal, Inc..................        1,158
Nasdaq Stock Market (US)...........          328
Nasdaq Retail Trade Stocks.........          176

------------------------

*   Date closest to the Company's fiscal year end.

    The historical stock performance shown on the graph is not necessarily indicative of future price performance.

                             PRINCIPAL STOCKHOLDERS

    The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of April 5, 1999, for (i) each person known to the Company to have beneficial ownership of more than 5% of each class of the Company's capital stock; (ii) each of the Company's directors; (iii) each of the Company's executive officers designated in the Summary Compensation Table; and (iv) all directors and officers of the Company as a group.

                                                                   %                           %                %
                                                  NUMBER      BENEFICIAL                  BENEFICIAL       BENEFICIAL
                                                 OF SHARES     OWNERSHIP      NUMBER       OWNERSHIP        OWNERSHIP
                                                    OF         OF SHARES     OF SHARES     OF SHARES     OF ALL CLASSES
NAME                                              CLASS A     OF CLASS A    OF CLASS B    OF CLASS B        OF STOCK
----------------------------------------------  -----------  -------------  -----------  -------------  -----------------
Los Angeles Express Fashions, Inc. (Suzy Shier
  Equities, Inc. Subsidiary) (1)..............      --            --         1,300,000          44.6%            10.6%
  1604 St. Regis Blvd. Dorval, Quebec, Canada
  H9P1H6
3254127 Canada, Inc. (GTHI Subsidiary) (1)....      --            --           815,573          28.0%             6.6%
  1604 St. Regis Blvd. Dorval, Quebec, Canada
  H9P1H6
Suzy Shier Equities, Inc. (Suzy Shier Ltd.
  Subsidiary) (1).............................     104,000           1.1%      175,000           6.0%             2.3%
  1604 St. Regis Blvd. Dorval, Quebec, Canada
  H9P1H6
La Senza, Inc. (Suzy Shier Ltd. Subsidiary)
  (1).........................................     244,500           2.6%      155,000           5.3%             3.2%
  1604 St. Regis Blvd. Dorval, Quebec, Canada
  H9P1H6
First Canada Management Consultants Limited
  (1).........................................      40,000         *            --            --                *
  1710 St. Regis Blvd. Dorval, Quebec, Canada
  H9P1H6
Kathy Bronstein (2)...........................     123,923           1.3%      467,092          16.0%             4.8%
Ed Thomas (3).................................     128,147           1.4%       --            --                  1.0%
Barbara Bachman...............................       4,000        *             --            --              *
Sharon Hughes (4).............................       7,522        *             --            --              *
Ann Cadier Kim (4)............................       8,447        *             --            --              *
George Benter (4).............................      10,500        *             --            --              *
Walter F. Loeb (4)............................      10,400        *             --            --              *
Wilfred Posluns (4)...........................       6,000        *             --            --              *
Gerald Randolph (4)...........................       2,000        *             --            --              *
Alan Siegel (4)...............................       4,000        *             --            --              *
FMR Corp. (5).................................   1,280,700          13.6%       --           --                  10.4%
  82 Devonshire Street Boston, Massachusetts
  02109
Lazard Freres & Co. LLC (6)...................   1,064,585          11.3%       --           --                   8.6%
  30 Rockefeller Plaza New York, New York
  10020
Amvescap PLC (7)..............................     609,900           6.5%       --           --                   5.0%
  11 Devonshire Square London, England EC2M
  4YR
Freiss Associates, Inc. (8)...................     600,000           6.4%       --           --                   4.9%
  115 E. Snow King Jackson, Wyoming 83001
All directors and officers as a group (13
  individuals)................................     700,865           7.5%    2,912,665         100.0%            29.3%


                                                   PERCENT
                                                 OF VOTE OF
                                                 ALL CLASSES
NAME                                              OF STOCK
----------------------------------------------  -------------
Los Angeles Express Fashions, Inc. (Suzy Shier
  Equities, Inc. Subsidiary) (1)..............         17.1%
  1604 St. Regis Blvd. Dorval, Quebec, Canada
  H9P1H6
3254127 Canada, Inc. (GTHI Subsidiary) (1)....         10.7%
  1604 St. Regis Blvd. Dorval, Quebec, Canada
  H9P1H6
Suzy Shier Equities, Inc. (Suzy Shier Ltd.
  Subsidiary) (1).............................          3.0%
  1604 St. Regis Blvd. Dorval, Quebec, Canada
  H9P1H6
La Senza, Inc. (Suzy Shier Ltd. Subsidiary)
  (1).........................................          3.6%
  1604 St. Regis Blvd. Dorval, Quebec, Canada
  H9P1H6
First Canada Management Consultants Limited
  (1).........................................        *
  1710 St. Regis Blvd. Dorval, Quebec, Canada
  H9P1H6
Kathy Bronstein (2)...........................          6.9%
Ed Thomas (3).................................       *
Barbara Bachman...............................       *
Sharon Hughes (4).............................       *
Ann Cadier Kim (4)............................       *
George Benter (4).............................       *
Walter F. Loeb (4)............................       *
Wilfred Posluns (4)...........................       *
Gerald Randolph (4)...........................       *
Alan Siegel (4)...............................       *
FMR Corp. (5).................................          8.4%
  82 Devonshire Street Boston, Massachusetts
  02109
Lazard Freres & Co. LLC (6)...................          7.0%
  30 Rockefeller Plaza New York, New York
  10020
Amvescap PLC (7)..............................          4.0%
  11 Devonshire Square London, England EC2M
  4YR
Freiss Associates, Inc. (8)...................          3.9%
  115 E. Snow King Jackson, Wyoming 83001
All directors and officers as a group (13
  individuals)................................         42.9%

------------------------------

*   Less than 1%

(1) Los Angeles Express Fashions, Inc., 3254127 Canada, Inc., Suzy Shier Equities, Inc., La Senza, Inc. and First Canada Management Consultants Limited are directly or indirectly controlled by Irving Teitelbaum, Chairman of the Board, and Stephen Gross, Secretary and a director of the Company. These stockholders beneficially own shares which in the aggregate represent approximately 34.7% of the total voting power with respect to the Company. Shares held by First Canada Management Consultants Limited include options representing the immediate right to purchase 40,000 shares of Class A Common Stock.

(2) Ms. Bronstein has sole voting and dispositive power with respect to all of the stated holdings of Class A and Class B Common Stock. Shares held include options representing the immediate right to purchase 120,000 shares of Class A Common Stock. Ms. Bronstein also holds options to purchase an additional 120,000 shares of Class A Common Stock which become exercisable over the next three years.

(3) Mr. Thomas has sole voting and dispositive power with respect to all of the stated holdings of Class A Common Stock. Shares held include options representing the immediate right to purchase 120,000 shares of Class A Common Stock. Mr. Thomas also holds options to purchase an additional 120,000 shares of Class A Common Stock which become exercisable over the next three years.

(4) Shares held include options representing the immediate right to purchase the following shares of Class A Common Stock: Ms. Hughes--4,500; Ms. Cadier Kim--7,000; Messrs. Benter and Loeb--9,000 each; Mr. Posluns--6,000; Mr. Randolph--1,000; and Mr. Siegel--4,000.

(5) As reported in a Schedule 13G dated March 10, 1999, FMR Corp. beneficially owns 1,280,700 shares of the Class A Common Stock of the Company. FMR Corp. has sole voting power with respect to 219,800 shares and sole dispositive power with respect to 1,280,700 shares.

(6) As reported in a Schedule 13G dated February 10, 1999, Lazard Freres & Co. LLC ("Lazard") beneficially owns 1,064,585 shares of the Class A Common Stock of the Company. Lazard has sole voting power with respect to 838,065 shares and sole dispositive power with respect to 1,064,585 shares.

(7) As reported in a Schedule 13G dated March 10, 1999, AMVESCAP PLC ("AMV") is the parent holding company of AVZ, Inc. ("AVZ"), AIM Management Group, Inc. ("AIM"), AMVESCAP Group Services, Inc. ("AGS"), INVESCO, Inc. ("II") and INVESCO North American Holdings, Inc. ("IAH"). AMV beneficially owns 609,900 shares of the Class A Common Stock of the Company. AMV, AVZ, AIM, AGS, II, and IAH have shared voting and dispositive power with respect to 609,900 shares.

(8) As reported in a Schedule 13G dated January 25, 1999, Friess Associates, Inc. ("Friess") beneficially owns 600,000 shares of the Class A Common Stock of the Company. Friess has sole voting power and sole dispositive power with respect to 600,000 shares.

                                   PROPOSALS

PROPOSAL #2

AMENDMENT OF THE COMPANY'S CERTIFICATE OF INCORPORATION TO INCREASE THE NUMBER OF AUTHORIZED SHARES OF THE COMPANY'S PREFERRED STOCK AND CLASS A COMMON STOCK

    The Company is proposing to amend its Certificate of Incorporation to increase the number of authorized shares of its Preferred Stock, par value $.01 per share, from 2,000,000 shares to 5,000,000 shares. No shares of the Company's Preferred Stock are issued and outstanding. The Preferred Stock may be issued in series and denominations and with terms and conditions as established by the Company's Board of Directors.

    In addition, the Company is proposing to amend its Certificate of Incorporation to increase the number of authorized shares of its Class A Common Stock, par value $.10 per share, from 20,000,000 shares to 50,000,000 shares. The newly authorized shares of Class A Common Stock will be identical in all respects to the issued and outstanding shares of Class A Common Stock. Of the 20,000,000 shares of Class A Common Stock the Company is presently authorized to issue, 10,733,386 shares are issued and outstanding. Of the 10,733,386 shares, 1,327,000 shares are currently held as Treasury Stock and thus not entitled to vote.

    As the Company may require that additional shares of its capital stock be available for acquisitions and other corporate purposes, such as stock splits or other recapitalizations, the Board of Directors has resolved to seek approval of additional shares of capital stock by amendment of the Company's Certificate of Incorporation. While there are no acquisitions pending which would involve the issuance of such additional shares, the Company does from time to time consider potential acquisitions, some or all of which may involve the issuance of shares by the Company.

    The affirmative vote of the majority of the outstanding shares of the Company entitled to vote thereon and, with respect to the increase in the number of authorized shares of Class A Common Stock, the affirmative vote of the majority of the outstanding shares of Class A Common Stock entitled to vote thereon, voting together as a separate class, is required to adopt the resolution to amend the Company's Certificate of Incorporation to increase the authorized capital stock in the manner described above. The Board of Directors unanimously recommends a vote "FOR" approval of the resolution.

PROPOSAL #3

APPROVAL OF THE PERFORMANCE BONUS AWARD AND INCENTIVE BONUS AWARD FOR THE VICE CHAIRMAN AND CHIEF EXECUTIVE OFFICER

    On April 16, 1999, the Board of Directors and the Incentive Compensation Subcommittee approved the terms of the performance bonus award and incentive bonus award ("Bonus Awards") for the Vice Chairman and Chief Executive Officer of the Company, subject to approval by the Company's stockholders in accordance with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Bonus Awards were awarded in connection with the Company's employment agreement with Ms. Bronstein. Section 162(m) generally authorizes the deduction of compensation in excess of $1 million per taxable year payable to the Chief Executive Officer and the four other most highly compensated executive officers only where such compensation is based on performance and satisfy certain other requirements and is approved by stockholders.

    The affirmative vote of the holders of at least a majority of the outstanding shares of the Company present in person or by proxy and entitled to vote at the Annual Meeting is required to adopt the resolution to approve the Bonus Awards granted to Ms. Bronstein. If the Bonus Awards are approved by the stockholders and certain other requirements set forth in Section 162(m) of the Code are satisfied, the performance bonus and incentive bonus payments to Ms. Bronstein as described below will qualify for deduction under Section 162(m) of the Code.

    Given Ms. Bronstein's substantial contribution to the Company and high level of responsibility, and the view of the Board that Ms. Bronstein continue to be highly motivated to enhance the financial performance of the Company, the Board unanimously recommends a vote "FOR" approval of the resolution.

PROPOSAL #4

APPROVAL OF THE PERFORMANCE BONUS AWARD AND INCENTIVE BONUS AWARD FOR THE PRESIDENT AND CHIEF OPERATING OFFICER

    On April 16, 1999, the Board of Directors and the Incentive Compensation Subcommittee approved the terms of the performance bonus award and incentive bonus award ("Bonus Awards") for the President and Chief Operating Officer of the Company, subject to approval by the Company's stockholders in accordance with the provisions of Section 162(m) of the Internal Revenue Code of 1986, as amended. The Bonus Awards were awarded in connection with the Company's employment agreement with Mr. Thomas. Section 162(m) generally authorizes the deduction of compensation in excess of $1 million per taxable year payable to the Chief Executive Officer and the four other most highly compensated executive officers only where such compensation is based on performance and satisfy certain other requirements and is approved by stockholders.

    The affirmative vote of the holders of at least a majority of the outstanding shares of the Company present in person or by proxy and entitled to vote at the Annual Meeting is required to adopt the resolution to approve the Bonus Awards granted to Mr. Thomas. If the Bonus Awards are approved by the stockholders and certain other requirements set forth in Section 162(m) of the Code are satisfied, the performance bonus and incentive bonus payments to Mr. Thomas as described below will qualify for deduction under Section 162(m) of the Code.

    Given Mr. Thomas' substantial contribution to the Company and high level of responsibility, and the view of the Board that Mr. Thomas continue to be highly motivated to enhance the financial performance of the Company, the Board unanimously recommends a vote "FOR" approval of the resolution.

SUMMARY OF THE PERFORMANCE BONUS AND INCENTIVE BONUS AWARDS

    The following description of the Bonus Awards is intended only as a summary and is qualified in its entirety by reference to the text of Ms. Bronstein's employment agreement dated December 30, 1988, a copy of which was filed with the Securities and Exchange Commission with the Company's Registration Statement File No. 33-34895, and the amendment to such employment agreement filed herewith and Mr. Thomas' employment agreement dated June 22, 1992, a copy of which was filed with the Securities and Exchange Commission with the Company's Annual Report on Form 10-K for the year ended January 29, 1994, and the amendments to such employment agreement filed herewith. Copies of the employment agreements and amendments also may be obtained from the Company, without charge, upon written or oral request to Investor Relations, c/o The Wet Seal, Inc., 26972 Burbank, Foothill Ranch, CA 92610.

    The performance bonus award provides that, with respect to the 1999 fiscal year, and each succeeding fiscal year during the term of the employment agreement, each of Ms. Bronstein's and Mr. Thomas' (each, an "Executive") base salary would be adjusted by a performance bonus equal to 0.5% ( 1/2 of 1%) of the pre-tax profits of the Company for the preceding fiscal year to the extent this amount exceeds the aggregate cash dividends such Executive is eligible to receive on her or his holdings of the Company's capital stock referable to the same fiscal year. This bonus is not cumulative and is in lieu of any salary review or cost of living adjustments.

    The performance bonus, if any, for any fiscal year will be paid in cash after the close of each fiscal year if such bonus is less than $25,000; if such bonus is more than $25,000 it will be paid in equal monthly installments over the balance of the succeeding fiscal year, but only if the pre-tax profits criteria for such fiscal year have been achieved, as calculated in accordance with the Company's audited books and records and certified in writing by the Incentive Compensation Subcommittee. In determining pre-tax profits, calculations will be based on generally accepted accounting principles, applied on a consistent basis with prior years.

    The incentive bonus award provides that, with respect to the 1999 fiscal year, and each succeeding fiscal year during the term of the employment agreement, the Executive will be entitled to receive an incentive bonus equal to a percentage of the Company's pre-tax profits. The percentage applicable to Ms. Bronstein is 3.5% and the percentage applicable to Mr. Thomas is 2%.

    The incentive bonus, if any, for any fiscal year will be paid in cash not later than the last day of the third month following the close of such fiscal year, but only if the pre-tax profits criteria for such fiscal year have been achieved, as calculated in accordance with the Company's audited books and records and certified in writing by the Incentive Compensation Subcommittee. In determining pre-tax profits, calculations will be based on generally accepted accounting principles, applied on a consistent basis with prior years. (See Executive Compensation and Other Information--Employment Agreements.)

PROPOSAL #5

ELECTION OF AUDITORS

    The Board of Directors, after consideration of the recommendation of the Audit Committee, has nominated the independent public accounting firm of Deloitte & Touche LLP as the Company's independent auditors for the fiscal year 1999. Stockholders will be asked to ratify the nomination of the Board of Directors. Deloitte & Touche LLP has served as the Company's auditors since fiscal 1989. Representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will be available to make a statement if they desire and are expected to respond to appropriate inquiries from the stockholders. Although ratification of the auditors by stockholders is not legally required, the Company's Board of Directors believes such ratification to be in the best interest of the Company.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    The federal securities laws require the filing of certain reports by officers, directors and beneficial owners of more than 10% of the Company's securities with the Securities and Exchange Commission and Nasdaq. Specific due dates have been established and the Company is required to disclose in this Proxy Statement any failure to file by these dates. Based solely on a review of copies of the filings furnished to the Company, the Company believes that during fiscal 1998, all filing requirements were satisfied by the Company's officers, directors and ten percent (10%) stockholders, except as set forth below.

    One director, Mr. Gerald Randolph, did not file the required Form 4 on a timely basis in connection with an exercise of options during fiscal 1998.

                                 OTHER MATTERS

    The Board of Directors knows of no other business to come before the Annual Meeting. However, if any other matters are properly brought before the Annual Meeting, the persons named in the accompanying form of Proxy or their substitutes will vote in their discretion on such matters.

    The cost of this solicitation or proxies will be borne by the Company. Arrangements may be made with brokerage houses, custodians, nominees and fiduciaries to send proxies and materials to their principals and, upon request, the Company will reimburse them for their expenses in so doing.

                     STOCKHOLDER PROPOSALS FOR PRESENTATION
                             AT 2000 ANNUAL MEETING

    If a Stockholder of the Company wishes to present a proposal for consideration at the next Annual Meeting of Stockholders, the proposal must be received at the executive offices of the Company no later than January 7, 2000, to be considered for inclusion in the Company's Proxy Statement and form of Proxy for that Annual Meeting.

                                 EXHIBIT INDEX

NUMBER                                              DESCRIPTION                                              PAGE
---------  ----------------------------------------------------------------------------------------------  ---------
A          PROPOSED AMENDMENT TO THE CERTIFICATE OF INCORPORATION OF THE WET SEAL, INC...................        A-1

                                                                       EXHIBIT A

                 TEXT OF PROPOSED AMENDMENT TO THE CERTIFICATE
                     OF INCORPORATION OF THE WET SEAL, INC.

    Set forth below is the proposed amendment to the Certificate of Incorporation of the Company which is to be submitted for the approval of the stockholders of the Company at the Annual Meeting to be held on June 9, 1999. If such proposed amendment is approved by the stockholders of the Company, the Board of Directors will cause an Amendment of the Certificate of Incorporation containing the proposed amendment to be filed with the Secretary of State of the State of Delaware and will adopt a conforming amendment to the Company's By-laws.

    1.  ARTICLE IV, SECTION 4.1

    Set forth below is the text of Article IV, Section 4.1 of the Company's Certificate of Incorporation, as proposed to be amended if Proposal # 2 is approved by the Company's stockholders:

        "Section 4.1. NUMBER OF SHARES. The total number of shares which the Corporation shall have authority to issue is SIXTY-FIVE MILLION (65,000,000), consisting of "Common Stock" and "Preferred Stock" as follows:

           (a) PREFERRED STOCK. The total number of shares of Preferred Stock shall be FIVE MILLION (5,000,000), having a par value of one cent ($0.01) per share, which may be issued from time to time in one or more series. The board of directors is hereby authorized to fix, by resolution or resolutions providing for the issue of any such series, the voting powers, if any, and the designation, preferences and rights of the shares in such series, and the qualifications, limitations or restrictions thereof, including, but not limited to, the following:

           (1) the number of shares constituting that series and the distinctive designation thereof;

           (2) the dividend rate on the shares of that series, whether dividends shall be cumulative and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

           (3) the voting rights, if any, of shares of that series in addition to the voting rights provided by law, and the terms of such voting rights;

           (4) the terms and conditions of the conversion privileges, if any, of shares of that series, including provision for adjustment of the conversion rate in such events as the board of directors shall determine;

           (5) the terms and conditions of redemption, if shares of that series shall be redeemable, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

           (6) the terms and amount of any sinking fund for the redemption or purchase of shares of that series, if any;

           (7) the rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the Corporation, and the relative rights or priority, if any, of payment of shares of that series; and

           (8) any other relative rights, preferences and limitations of that series.

        Dividends on outstanding Preferred Stock shall be declared and paid, or set apart for payment, before any dividend shall be declared and paid, or set apart for payment, on the Common Stock with respect to the same dividend period.

        (b) COMMON STOCK. The total number of shares of Common Stock shall be SIXTY MILLION (60,000,000), divided into two classes designated as Class A Common Stock and Class B Common Stock, as follows: the total number of authorized shares of Class A Common Stock shall be FIFTY MILLION (50,000,000), and each share of Class A Common Stock shall have a par value of ten cents ($0.10); and the total number of authorized shares of Class B Common Stock shall be TEN MILLION (10,000,000), and each share of Class B Common Stock shall have a par value of ten cents ($0.10)."

                   FIFTH AMENDMENT TO EMPLOYMENT AGREEMENT

    This Fifth Amendment to Employment Agreement (the "Amendment") is made and entered into this 31st day of March, 1999, by and between The Wet Seal, Inc., a Delaware corporation ("Employer"), and Edmond S. Thomas ("Employee"), with respect to the following facts:

    The parties entered into an Employment Agreement as of June 22, 1992, as amended (the "Employment Agreement"). The parties desire to supplement and amend certain terms of the Employment Agreement.

    The parties therefore agree as follows:

    1. Any terms defined in the Employment Agreement shall have the same meanings assigned to them for purposes of this Amendment.

    2. From and after January 31, 1999, Employee's Base Salary shall be Five Hundred Fifty Thousand Dollars ($550,000) per annum, payable semimonthly.

    3. From and after January 31, 1999, and during the Term of the Employment Agreement, Employee shall be entitled to an annual salary adjustment as follows:

        In lieu of a cost of living adjustment or an annual salary review, beginning with the current fiscal year, starting January 31, 1999, the Base Salary shall be adjusted retroactively to the first business day of the fiscal year during each year of Employee's employment. Employee's adjusted salary ("Adjusted Base Salary") shall be the Base Salary, plus a non-cumulative annual adjustment amount equal to one-half of one percent (0.50%) of Employer's pre-tax profit for the preceding fiscal year that is, the fiscal year then ended ("Profit Adjustment"); provided, however, that in computing the Adjusted Base Salary for each year of Employee's employment the Profit Adjustment shall be reduced by any cash dividends declared on Employer's capital stock and paid during the fiscal year then ended or, with respect to the fourth quarter of that fiscal year, declared but not paid until the next fiscal year ("Dividend Adjustment") (i) to Employee, (ii) to Employee's immediate family, or (iii) to any trust or other entities of which Employee or a member of his immediate family is a beneficiary; and, provided further, that the Dividend Adjustment shall not reduce the Adjusted Base Salary by an amount greater than the Profit Adjustment. The amount of net adjustment determined pursuant to this clause is the Annual Profit Adjustment. In calculating Employee's Adjusted Base Salary for each fiscal year Employee is employed by Employer, the Base Salary shall always remain constant at $550,000. The Annual Profit Adjustment, as calculated, shall be paid to Employee in a lump sum if the sum is less than $25,000, or if more than $25,000, pro rata (together with regular payroll) over the balance of the fiscal year. To illustrate the foregoing,

        Employee's Base Salary = $550,000, assume the pre-tax income for the fiscal year then ended is $15,000,000 x 0.5% (.005) = $75,000. Assume dividends paid to Employee were $60,000. Therefore, the Adjusted Basic Salary is $550,000 + $75,000 - $60,000, or $565,000.

    4. The increase in Employee's Adjusted Base Salary is subject to approval by the Board of Directors of Employer at the Board's next regularly scheduled meeting. In the event the increase is not ratified by the Board, Employee's Adjusted Base Salary shall return to the amount it was prior to January 31, 1999, beginning with the first semimonthly salary payment made following the Board meeting at which the increase in Adjusted Base Salary is considered by the Board and not approved. Further, each of Employee's Adjusted Base Salary payments shall be reduced in the amount equal to the amount each Adjusted Base Salary payment was increased as of January 31, 1999, until such time as the total amount of the unratified increase equals the total amount of the further reductions in Adjusted Base Salary.

    5. Except as amended herein, the Employment Agreement is hereby confirmed and republished in full and acknowledged by the parties to be in full force and effect.

    The parties hereto have executed this Amendment as of the day and year first above written.

"Employer"                             "Employee"

THE WET SEAL, INC.
a Delaware corporation

By: /s/ Irving Teitelbaum              /s/ Edmond S. Thomas
   ----------------------              --------------------
   Irving Teitelbaum                   Edmond S. Thomas
   Its: Chairman of the Board

Date: April 1, 1999                    Date: April 1, 1999

                              SIXTH AMENDMENT TO
                             EMPLOYMENT AGREEMENT

    THIS AMENDMENT (the "Amendment") is made and entered into this 16th day of April, 1999, by and between THE WET SEAL, INC., a Delaware corporation (the "Company"), and EDMOND S. THOMAS (the "Executive").

                             W I T N E S S E T H:

    WHEREAS, the parties entered into an Employment Agreement as of June 22, 1992, and have entered into Amendments thereto dated November 17, 1994, January 1, 1995, January 14, 1995, February 2, 1996 and March 31, 1999 (as amended, the "Employment Agreement"); and

    WHEREAS, the Board of Directors and Incentive Compensation Subcommittee of the Company have approved the performance bonus adjustment and incentive bonus (the "Bonus Awards") set forth in Sections 4.1.2 and 4.2, respectively, of the Employment Agreement, and are submitting the Bonus Awards for stockholder approval at the next annual meeting of the Company's stockholders in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended; and

    WHEREAS, the parties desire to supplement and amend certain terms of the Employment Agreement.

    NOW, THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

    1. CAPITALIZED TERMS. Except as otherwise provided herein, capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Employment Agreement.

    2.  AMENDMENTS.  The Employment Agreement is hereby amended as follows:

        (A)  Notwithstanding anything to the contrary contained in Sections
4.1.2 or 4.2 of the Employment Agreement, the Bonus Awards shall be payable only if the pre-tax profits criteria for such fiscal year have been achieved, as calculated in accordance with the Company's audited books and records and certified in writing by the Incentive Compensation Subcommittee. In determining pre-tax profits, calculations will be based on generally accepted accounting principles, applied on a consistent basis with prior years.

        (B) Commencing with the 1999 fiscal year, the payment of the Bonus Awards to the Executive pursuant to the Employment Agreement shall be subject to approval of the Bonus Awards by the stockholders of the Company at the next annual meeting of stockholders.

        (C) In the event the stockholders of the Company do not approve the Bonus Awards to the Executive pursuant to the Employment Agreement as provided herein, the Executive shall continue to be entitled to receive the Adjusted Base Salary and Bonus Allowance pursuant to Sections 4.1.2 and 4.2, respectively, of the Employment Agreement. However, notwithstanding anything to the contrary contained herein or in the Employment Agreement, in the event the stockholders of the Company do not approve the Bonus Awards, then, commencing with the 1999 fiscal year, the Executive shall not be entitled to receive the Adjusted Base Salary and/or Bonus Allowance (or portion thereof) with respect to a fiscal year to the extent (and only to the extent) that the aggregate remuneration payable to the Executive (including but not limited to Base Salary, Adjusted Base Salary, Bonus Allowance and accrued vacation pay) with respect to such fiscal year is in excess of One Million ($1,000,000) Dollars.

    3. RATIFICATION. Except as amended herein, the Employment Agreement is hereby confirmed and republished in full and acknowledged by the parties to be in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.


"Company"                             "Executive"

THE WET SEAL, INC.
a Delaware corporation

By: /s/ Irving Teitelbaum              /s/ Edmond S. Thomas
   ----------------------              --------------------
   Irving Teitelbaum                   Edmond S. Thomas
   Its: Chairman of the Board

                              SEVENTH AMENDMENT
                                      TO
                              SERVICES AGREEMENT

    THIS AMENDMENT (the "Amendment") is made and entered into this 16th day of April, 1999, by and between THE WET SEAL, INC., a Delaware corporation (the "Company"), and KATHY BRONSTEIN (the "Executive").

                             W I T N E S S E T H:

    WHEREAS, the parties entered into a Services Agreement as of December 30, 1988, and have entered into Amendments thereto dated June 20, 1990, March 23, 1992, November 17, 1994, January 14, 1995, January 30, 1995 and February 2, 1996 (as amended, the "Services Agreement"); and

    WHEREAS, the Board of Directors and Incentive Compensation Subcommittee of the Company have approved the performance bonus adjustment and incentive bonus (the "Bonus Awards") set forth in Section 5 of the Second Amendment to the Services Agreement dated March 23, 1992 (the "Second Amendment") and
Section 4.2 of the Services Agreement, respectively, and are submitting the Bonus Awards for stockholder approval at the next annual meeting of the Company's stockholders in accordance with Section 162(m) of the Internal Revenue Code of 1986, as amended; and

    WHEREAS, the parties desire to supplement and amend certain terms of the Services Agreement.

    NOW, THEREFORE, in consideration of the foregoing premises and for good and valuable consideration, the receipt and adequacy of which is hereby acknowledged, the parties hereby agree as follows:

    1. CAPITALIZED TERMS. Except as otherwise provided herein, capitalized terms used but not defined herein shall have the same meanings ascribed to them in the Services Agreement.

    2.  AMENDMENTS.  The Services Agreement is hereby amended as follows:

        (A) Notwithstanding anything to the contrary contained in Section 5 of the Second Amendment or Section 4.2 of the Services Agreement, the Bonus Awards shall be payable only if the pre-tax profits criteria for such fiscal year have been achieved, as calculated in accordance with the Company's audited books and records and certified in writing by the Incentive Compensation Subcommittee. In determining pre-tax profits, calculations will be based on generally accepted accounting principles, applied on a consistent basis with prior years.

        (B) Commencing with the 1999 fiscal year, the payment of the Bonus Awards to the Executive pursuant to the Services Agreement shall be subject to approval of the Bonus Awards by the stockholders of the Company at the next annual meeting of stockholders.

        (C) In the event the stockholders of the Company do not approve the Bonus Awards to the Executive pursuant to the Services Agreement as provided herein, the Executive shall continue to be entitled to receive the Adjusted Base Salary and Bonus Allowance pursuant to Section 5 of the Second Amendment or Section 4.2 of the Services Agreement, respectively. However, notwithstanding anything to the contrary contained herein or in the Services Agreement, in the event the stockholders of the Company do not approve the Bonus Awards, then, commencing with the 1999 fiscal year, the Executive shall not be entitled to receive the Adjusted Base Salary and/or Bonus Allowance (or portion thereof) with respect to a fiscal year to the extent (and only to the extent) that the aggregate remuneration payable to the Executive (including but not limited to Base Salary, Adjusted Base Salary, Bonus Allowance and accrued vacation pay) with respect to such fiscal year is in excess of One Million ($1,000,000) Dollars.

    3. RATIFICATION. Except as amended herein, the Services Agreement is hereby confirmed and republished in full and acknowledged by the parties to be in full force and effect.

    IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.


"Company"                              "Executive"

THE WET SEAL, INC.
a Delaware corporation

By: /s/ Irving Teitelbaum              /s/ Kathy Bronstein
   ----------------------              --------------------
   Irving Teitelbaum                   Kathy Bronstein
   Its: Chairman of the Board

                - Please Detach and Mail in the Envelope Provided -
--------------------------------------------------------------------------------


PROXY           THE WET SEAL, INC. PROXY--1999 ANNUAL MEETING              PROXY

                 SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
                     FOR THE ANNUAL MEETING JUNE 9, 1999

     The undersigned, a stockholder of The Wet Seal, Inc., a Delaware corporation, appoints Kathy Bronstein and Edmond Thomas, or either of them, his true and lawful agents and proxies, each with full power of substitution, to vote all shares of stock that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of The Wet Seal, Inc. to be held at the Westin South Coast Plaza, 686 Anton Blvd., Costa Mesa, California 92626 on June 9, 1999, at 10:00 a.m., and any adjournment thereof, with respect to the following matters which are more fully explained in the Proxy Statement of the Company dated May 4, 1999, receipt of which is acknowledged by the undersigned:

                                               NEW ADDRESS:
                                                            -------------------
                    Check here for
                    address change / /         --------------------------------

                                               --------------------------------

                                               --------------------------------
                                               (Continued and to be signed and
                                               dated on reverse side)

                - Please Detach and Mail in the Envelope Provided -
--------------------------------------------------------------------------------

/ X / PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

                   FOR       WITHHOLD
               ALL NOMINEES  AUTHORITY                                                                  FOR  AGAINST  ABSTAIN
1. Election of    /  /         /  /    NOMINEES:               2. Approval of an amendment to the       / /    / /      / /
   Directors                           George H. Benter, Jr.,     Company's Certificate of
                                       Kathy Bronstein, Stephen   Incorporation to increase the number
                                       Gross, Walter F. Loeb,     of authorized shares of Preferred
                                       Wilfred Posluns,           Stock, par value $.01 per share, from
                                       Gerald Randolph, Alan      2,000,000 shares to 5,000,000 shares
                                       Siegel, Irving             and the number of authorized shares
                                       Teitelbaum, Edmond         of Class A Common Stock, par value
                                       Thomas                     $.10 per share, from 20,000,000
                                                                  shares to 50,000,000 shares.

Instruction: To withhold authority to                          3. Ratification and approval of the      / /    / /      / /
vote for any individual nominee, write                            performance bonus award and incentive
that nominee's name on the space                                  bonus award to the Vice Chairman and
provided below.                                                   Chief Executive Officer of the
                                                                  Company to qualify such awards under
---------------------------------------                           Section 162(m) of the Internal
                                                                  Revenue Code, of 1986, as amended.

                                                               4. Ratification and approval of the      / /    / /      / /
                                                                  performance bonus award and incentive
                                                                  bonus award to the President and
                                                                  Chief Operating Officer of the
                                                                  Company to qualify such awards under
                                                                  Section 162(m) of the Internal
                                                                  Revenue Code, of 1986 as amended.

                                                               5. Ratification of the selection by      / /    / /      / /
                                                                  the Board of Directors of Deloitte &
                                                                  Touche LLP as Independent Auditors
                                                                  for the Company for the year ending
                                                                  January 29, 2000.

                                                               6. Such other matters as may properly
                                                                  come before the Annual Meeting. The
                                                                  Board of Directors at present knows
                                                                  of no other matters to be brought
                                                                  before the Annual Meeting.

                                                                  This proxy will be voted in accordance with the
                                                                  instructions given. If no direction is made, the shares
                                                                  represented by this proxy will be voted FOR proposals 1
                                                                  through 5 and will be voted in accordance with the
SIGNATURE(S)                        DATE                          discretion of the proxies upon all other matters which
             -----------------------     ----------------         may come before the Annual Meeting.
Note: Please sign exactly as name appears hereon. Joint           IMPORTANT: PLEASE VOTE, DATE, SIGN AND RETURN THE PROXY
      owners should each sign. When signing as attorney,          CARD PROMPTLY USING THE ENCLOSED POSTAGE-PAID ENVELOPE.
      executor, administrator, trustee or guardian, please
      give full title as such.
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